Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	($ in millions, except earnings per share)

Railway operating revenues:
Coal	$602	$662
General merchandise	975	1,352
Intermodal	366	486
Total railway operating revenues	1,943	2,500

Railway operating expenses:
Compensation and benefits	639	705
Purchased services and rents	355	375
Fuel	159	404
Depreciation	207	198
Materials and other	200	240
Total railway operating expenses	1,560	1,922

Income from railway operations	383	578

Other income – net	17	7
Interest expense on debt	117	109

Income before income taxes	283	476

Provision for income taxes Current Deferred	90 16	160 25
Total income taxes	106	185

Net income	$177	$291

Earnings per share (note 1):
Basic	$0.48	$0.77
Diluted	$0.47	$0.76

Weighted average shares outstanding (millions) (notes 1 & 2):
Basic Diluted	366.2 371.1	375.7 383.9

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2009	2008
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$884	$618
Accounts receivable – net	831	870
Materials and supplies	191	194
Deferred income taxes	161	149
Other current assets	127	168
Total current assets	2,194	1,999

Investments	1,806	1,779

Properties less accumulated depreciation	22,292	22,247

Other assets	254	272

Total assets	$26,546	$26,297

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$952	$1,140
Income and other taxes	311	261
Other current liabilities	287	220
Current maturities of long-term debt	468	484
Total current liabilities	2,018	2,105

Long-term debt	6,467	6,183

Other liabilities	1,945	2,030

Deferred income taxes	6,406	6,372
Total liabilities	16,836	16,690

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 367,037,849 and 366,233,106 shares,
respectively, net of treasury shares	369	368
Additional paid-in capital	1,723	1,680
Accumulated other comprehensive loss	(933)	(942)
Retained income	8,551	8,501
Total stockholders’ equity	9,710	9,607

Total liabilities and stockholders’ equity	$26,546	$26,297

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	($ in millions)
Cash flows from operating activities:
Net income	$177	$291
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	209	200
Deferred income taxes	16	25
Gains and losses on properties and investments	(2)	(5)
Changes in assets and liabilities affecting operations:
Accounts receivable	39	(37)
Materials and supplies	3	(18)
Other current assets	35	30
Current liabilities other than debt	(107)	75
Other – net	(16)	43
Net cash provided by operating activities	354	604

Cash flows from investing activities:
Property additions	(243)	(304)
Property sales and other transactions	1	3
Investment sales and other transactions	(2)	54
Net cash used in investing activities	(244)	(247)

Cash flows from financing activities:
Dividends	(125)	(109)
Common stock issued – net	6	71
Purchase and retirement of common stock (note 2)	--	(276)
Proceeds from borrowings	500	525
Debt repayments	(225)	(410)
Net cash provided by (used in) financing activities	156	(199)

Net increase in cash and cash equivalents	266	158

Cash and cash equivalents:
At beginning of year	618	206

At end of period	$884	$364

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$49	$54
Income taxes (net of refunds)	$23	$7

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   EARNINGS PER SHARE

In the first quarter of 2009, NS adopted the provisions of the Financial Accounting Standards Board Staff Position (FSP) EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” which requires the treatment of unvested stock options receiving dividend equivalents as participating securities in computing earnings per share under the two-class method.  NS has retrospectively applied the provisions of this FSP.  Accordingly, for basic earnings per share, income available to common stockholders for both 2009 and 2008 reflects a $2 million reduction from net income for the effect of dividend equivalent payments made to holders of stock options.  In addition, for the first quarter 2009, diluted earnings per share was calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects a $2 million reduction from net income for dividend equivalent payments.

2.   Stock Repurchase Program

In March 2007, NS' Board of Directors amended the stock repurchase program that was authorized in November 2005 so as to increase the number of shares of NS common stock that may be repurchased from 50 million to 75 million.  In addition, the term of the program was shortened from December 31, 2015 to December 31, 2010.  During the first three months of 2009, NS did not repurchase any shares of common stock.  Since inception of the stock repurchase program in 2006, NS has repurchased and retired 64.7 million shares at a total cost of $3.3 billion.